Exhibit 2.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "APEX 8 INC.", CHANGING ITS NAME FROM "APEX 8 INC." TO "BIOADAPTIVES, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF SEPTEMBER, A.D. 2013, AT 3:29 O'CLOCK P.M.

5321852 8100
SR# 20195455653

Authentication: 203045067
Date: 06-18-19